Exhibit 10.1

Release Agreement

This Release Agreement (“Release”) is made by and between GlycoMimetics, Inc. (the “Company”) and Armand Girard (“you”).  You and the Company entered into an Amended and Restated Employment Agreement dated July 30, 2019 (the “Employment Agreement”).  You and the Company hereby further agree as follows:

1.A blank copy of this Release was attached to the Employment Agreement as Exhibit B.
2.Separation Date and Severance Payments.  Your employment was terminated by the Company for Termination Without Cause (as defined in the Employment Agreement) effective as of January 31, 2023 (the “Separation Date”). In accordance with Section 9 of the Employment Agreement, in consideration for your timely execution, return and non-revocation of this Release, following the Release Date (as defined in Section 3 below) the Company will provide severance benefits to you as follows:
(a)	The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for twelve (12) months following the Separation Date (the “Severance Pay”). These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such regularly scheduled payroll date that is at least sixty (60) days following the Release Date (the “Severance Pay Commencement Date”), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided, however, that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the Severance Pay that the Company would have paid you through such date had the payments commenced on the first regular payroll date following the Separation Date through the Severance Pay Commencement Date, with the balance paid thereafter on the applicable schedule described above. Pursuant to Section 9.2(b)(ii) of the Employment Agreement, the Company’s severance obligation shall be reduced by the amount of any salary received by you from another employer during the period you are receiving Severance Pay (such period, the “Severance Period”). You agree to inform the Company promptly if you obtain other employment during the Severance Period.
(b)	The Company will pay the premiums of your group health insurance COBRA continuation coverage, including coverage for your eligible dependents, for a maximum period of twelve (12) months following the Separation Date (the “COBRA Payment Period”); provided, however, that (a) the Company shall pay premiums for you and your eligible dependents only for coverage for which you and your eligible dependents were enrolled immediately prior to the Separation Date; (b) the Company’s obligation to pay such premiums shall cease immediately upon your eligibility for comparable group health insurance provided by your new employer or your no longer being eligible for COBRA during the COBRA Payment Period; and (c) the Company’s obligation to pay such premiums shall be contingent on your timely election of continued group health insurance coverage under COBRA. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay you, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions (such amount, the “Special Severance Payment”).
(c)	Although you are not eligible to receive any 2022 Bonus (as defined in your Employment Agreement), the Company will, as an additional severance benefit not required by the Employment Agreement, pay you a one-time lump sum payment in the amount of $82,800 which represents 50% of your Target Bonus opportunity for 2022 (the “Bonus Severance Payment”). The Bonus Severance Payment will be subject to applicable withholdings and deductions and will be paid to you on the second regularly scheduled ordinary payroll date to occur after the Release Date.
(d)	To the extent you were entitled to exercise any stock option award as of the Separation Date, except as otherwise may be provided in an applicable award agreement you may exercise any such stock option within the period of time ending on the earlier of (i) the date that is one hundred-eighty (180) days following the Separation Date (or such longer or shorter period specified in the award agreement applicable to such stock option), and (ii) the expiration of the term of such stock option as set forth in such award agreement. If, after the Separation Date, you do not exercise any stock option that you were entitled to exercise as of the Separation Date within the foregoing applicable time frame, such stock option will terminate.
3.Release by You.  In exchange for the payments and other consideration under this Release, to which you would not otherwise be entitled, and except as otherwise set forth in this Release, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, Severance Pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law.  The claims and causes of action you are releasing and waiving in this Release include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:
•has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, Title 20; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act;
•has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company, to the extent applicable.  Also excluded from this Release are any claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Release shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission (“EEOC”), United States Department of Labor (“DOL”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Release does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Release does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Release.  If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Company parties is a party.  This Release does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge claims existing as of the date you execute this Release pursuant to any such plan or agreement.

You are waiving, however, your right to any monetary recovery should any Governmental Agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Release is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Release; (c) you have twenty-one (21) days to consider this Release (although you may choose to voluntarily execute this Release earlier); (d) you have seven (7) days following your execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Release is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

4.Return of Company Property.  Within ten (10) days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Receipt of the Severance Pay described in paragraph 2 of this Release is expressly conditioned upon return of all such Company property.
5.Confidentiality.  The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Release in confidence to your immediate family; (b) you may disclose this Release in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law.  Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the EEOC, DOL, the National Labor Relations Board, the Securities and Exchange Commission, other federal Government Agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

6.Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (“Employee Proprietary Information Agreement”), attached as Exhibit A, not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.  Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
7.Non-Disparagement.  You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
8.No Admission.  This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
9.Breach.  You agree that upon any material breach of this Release you will forfeit all amounts paid or owing to you under this Release.  Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of paragraphs 4, 5, 6, and 7 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Release, the Company shall be entitled to an injunction to prevent you from violating or breaching this Release.
10.Miscellaneous.  This Release, together with your Employee Proprietary Information Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable.  This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and performed entirely within the State of Maryland.

GLYCOMIMETICS, INC.

By:	/s/ Harout Semerjian	February 13, 2023
	Harout Semerjian	Date
Chief Executive Officer

EXECUTIVE

/s/ Armand Girard		February 13, 2023
Armand Girard		Date

Exhibit A

Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement